Exhibit 99.1

[LOGO] StakeTech
       Stake Technology LTD

                              FOR IMMEDIATE RELEASE

                  JOHN D. TAYLOR RESIGNS FROM STAKE TECHNOLOGY

Toronto, Ontario, February 4, 2003 Stake Technology Ltd. (NASDAQ: STKL - TSX
SOY) - Jeremy N. Kendall, Chairman of the Board & C.E.O. of Stake Technology Ltd., announced today that John D. Taylor, who had been President & C.O.O., has resigned for personal reasons. For the past three years, Mr. Taylor's primary responsibilities were on the commercialization of the Steam Explosion Technology Division. At present, the Company does not plan to replace Mr. Taylor, who has also stepped down from Stake's Board of Directors. Stake has engaged independent engineering to assist in product testing and contractual negotiations for the Company's Steam Explosion Technology Division.

Mr. Kendall noted, "We thank John for his many years of devoted service to Stake, particularly the extended trips overseas. All of us at Stake wish him well in all of his future endeavors."

Stake Technology Ltd. is an owner/operator of high-growth ethical businesses, focused on environmental responsibility and the health and well being of its communities. For the last four consecutive years, Stake was included in Profit magazine's `Profit 100' list of the 100 fastest growing companies in Canada. Currently, the Company has three business units: the Food Group, which specializes in identity-preserved (IP) grain products and natural and organic food products and ingredients integrated from seed to packaged product; the Environmental Industrial Group; a producer, distributor, and recycler of industrial materials; and the Steam Explosion Technology Group who market clean pulping technologies. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

For further information, please contact:

Stake Technology Ltd.                     Investor Relations Counsel
Jeremy N. Kendall, Chairman & C.E.O.      The Equity Group Inc.
Susan Wiekenkamp, Information Officer     Linda Latman 212-836-9609
                                          llatman@equityny.com
Tel: 905-455-1990
info@staketech.com                        www.theequitygroup.com

Websites: www.staketech.com www.sunrich.com www.bei.ca www.steamexplosion.com www.sunrichvalley.com www.organickitchen.ca www.wildwestorganicharvest.com www.opta-food.com